Exhibit 10.7

MTVN MERCHANDISE LICENSE AGREEMENT

Agreement made as of March 28, 2005, by and between MTV Networks, a division of Viacom International Inc., a Delaware corporation, with offices at 1515 Broadway, New York, New York 10036 (“MTVN”), and Red Mile Entertainment, Inc., a Nevada corporation, with offices at 4000 Bridgeway Suite 10, Sausalito, CA 94965 (“Licensee”) (this “Agreement”).

BASIC PROVISIONS

The “LICENSED PROPERTY”

(1) “MTV JACKASS” name, trademark and logo (the “Jackass Logo”).

(2) The names, images and likenesses of Jason Acuna aka “Wee Man”, Brandon Dicamillo, Ryan Dunn, Dave England, Steve Glover aka “Steve O”, Johnny Knoxville, Preston Lacy, Bam Magera, Ehren McGehey and Chris Pointus, solely as provided to you by MTVN (the “Jackass Talent”).

(3) Television footage from MTVN’s television program entitled “MTV Jackass” aired on the MTV: Music Television programming service in the United States of America (the “Show”), which footage is clear for use and controlled by MTVN for exploitation in an interactive gaming product, solely as provided to you by MTVN (the “Footage”). MTVN shall provide Licensee with Footage, as available, to be included in the Licensed Products (as hereafter defined) based upon discussions between Licensee and MTVN regarding the type of Footage (a) desired by Licensee and (b) which works with the gaming elements of the Licensed Product (as hereafter defined). MTVN and Licensee shall, based upon the Footage supplied by MTVN, mutually agree on the final Footage to be incorporated into the Licensed Products.

The Jackass Logo, Jackass Talent and the Footage, collectively, the “Licensed Property”).

The Licensed Property shall be used solely in connection with the Licensed Products on the Licensed Platforms (as hereafter defined) and not in connection with any other use, platform or medium.

The “LICENSED PRODUCTS”

One interactive video gaming tangible good software product (“Title One”), one sequel title (“Sequel Title”)(a title that is a sequel to a video game product released on a Licensed Platform (as hereafter defined) than its predecessor title was released on shall be deemed a Sequel Title) and, solely in the event of a Renewal Term (as hereafter defined), a third title based on and featuring stunts from the Show, made available commercially as separate single software products or games, which shall be branded with the Jackass Logo and feature certain of the Jackass Talent and which are limited to being played solely and exclusively in or on the following formats, media and categories of devices (hereafter, the “Licensed Platforms”):

(1) Video Game Systems (CD/DVD electronic delivery format): Solely Sony Playstation II, Nintendo Game Cube and Microsoft X Box video game systems (CD format) and successor video game systems of the foregoing; provided, however, that such successor game systems are solely updated, next generation versions of the foregoing (e.g., Sony Playstation III and Microsoft X Box II).

(2) Programmable LCD Hand-Held Systems: Solely Nintendo Gameboy Advance, and Sony PSP handheld video game systems and successor programmable LCD hand-held systems of the foregoing; provided, however, that such successor programmable LCD hand-held systems are solely updated, next generation versions of the foregoing (e.g., Gameboy Advance II).

(3) Personal Computers Systems (CD-Rom electronic delivery format): certain personal computer systems (CD-ROM format) such as Apple, IBM and compatibles utilizing MS-DOS and/or Windows operating systems.

((1) through (3) collectively, the “Licensed Platforms”).

“MULTI-PLAYER FUNCTIONALITY”

Each of the Licensed Platforms shall also be deemed to include multi-player internet play functionality whereby the Licensed Products may contain functions constituting an online component which would enable an end-user to use the Licensed Product to play with or against one or more players on or through the Internet; provided, however, that in each case, (1) the player and players using such functionality must have purchased the Licensed Product, (2) there is no access to this online functionality through the open internet and (3) under no circumstances shall the Licensed Property or Licensed Products be in any MTV branded area (physical, virtual or logical), presence or service outside the actual Licensed Product itself that would promote, enable or facilitate the online multi-player functionality. For the avoidance of doubt, such functionality shall be limited exclusively by direct player-to-player interface and not as a part of any multi-player service or featured capability. The foregoing shall not prohibit Licensee from establishing an environment in which end users who have purchased Licensed Products are permitted, by selecting or enabling the multi-player feature in their Licensed Product, to access a hosted service in or through which multi-play amongst such end user/purchasers will be executed.

“EXCLUDED PLATFORMS AND MEDIA”

The electronically developed content of the Licensed Products may not be adapted, ported, or in any way transferred, in its present or modified state, to any software format or platform other than the Licensed Platforms. Furthermore, the software formats and platforms authorized herein for a Licensed Product shall be compatible only with those delivery systems specified as Licensed Platforms; all other delivery systems, formats and platforms are expressly excluded, including, without limitation:

(1) Coin, Currency, Credit or Debit-Operated Games: All coin, currency, credit or debit-operated arcade games, including without limitation, all stand alone, upfront video game consoles, redemption and novelty games, amusement rides, pinball games and so-called “virtual reality” games.

(2) Non-Programmable LCD Hand Held Systems: All non-programmable LCD based hand held gaming systems or devices.

(3) On-Air Programming Franchises: All interactive gaming formats playable, regardless of the format of distribution or delivery, as part of MTVN’s on-air programming formats incorporating an interactive gaming element playable on or through the Internet simultaneously or in connection with such on-air programming formats. For purposes of illustration only, interactive gaming formats such as, “MTV’s Web Riot” on air/on-line programming franchise or other MTVN programming franchises incorporating an interactive gaming element hereinafter developed or devised.

(4) Datacasting, Mobile and Wireless Technology: Any and all use, distribution, operation, interactive communication or transmission of digital content, text, graphics, signals, controls, documentation or programming code via terrestrial and/or satellite technologies, digital television, cable television, radio, telephone, paging and text messaging systems or any other use of the electromagnetic spectrum, wireless or so-called ‘mobile’ platforms.

(5) Other: All other systems/formats not defined as a Licensed Platform, including, without limitation, music tools, character-based chess games, coloring books, database and trivia games, all productivity or utility software (including, without limitation, type font and clip art programs, day planner and calendar programs, and screen saver programs) and future platforms hereafter invented or devised.

The “LICENSED TERRITORY”

Solely in the United States of America, its territories and possessions, Australia, Brazil, Canada, the People’s Republic of China, the current official Member States (i.e., nations) of the European Union, Indonesia, Japan, Malaysia, the Philippines, the Russian Federation and Singapore.

“ADDITIONAL TERRITORIES”

MTVN shall conduct standard trademark clearance searches for the Licensed Property in connection with the International Class covering the Licensed Products in the following geographic territories: New Zealand, India, Mexico, Hong Kong and Chile (the “Additional Territories”). In the event that MTVN is able to obtain trademark registrations for the Licensed Property in connection with the International Class covering the Licensed Products in an Additional Territory, then MTVN shall notify Licensee and, this Agreement shall be amended to incorporate such Additional Territory as a Licensed Territory.

The “LICENSED CHANNELS OF DISTRIBUTION”

(1) Mass market general merchandise stores (e.g., Target and Kmart), club stores (e.g., Costco and B.J.’s wholesale), mass market toy stores (e.g., Toys R Us and KB), specialty toy stores (e.g., FAO Schwarz and Noodle Kidoodle), mid tier stores (e.g., JC Penny and Sears), department stores (e.g., May Company and Macy’s), convenience stores whether independent or chain, book stores whether independent or chain (e.g., Barnes & Noble), college bookstores whether independent or chain, specialty/trend stores (e.g., Spencers and Gadzooks), music stores whether independent or chain (e.g., Musicland), video stores whether independent or chain, computer/electronics stores (e.g., Software Etc. and Electronic Boutique) and office Supply stores (e.g., Staples and Office Max).

(2) Licensee shall have the limited non-exclusive right to distribute the Licensed Products through the wholly owned and operated websites of retailers in the Licensed Channels of Distribution (the “LCD Retailers”) provided, however, that the websites owned by the LCD Retailers shall be in compliance with and Licensee acknowledges and agrees on behalf of the LCD Retailers, that (a) MTVN shall have approval over all content used on the websites used by the LCD Retailers incorporating the Licensed Products and the Licensed Property, (b) in no event shall the LCD Retailer develop a MTVN branded on-line boutique or website, (c) in no event shall the LCD Retailer use any MTVN content (i.e., video clips, sound bytes and copies of book pages, etc.) on their websites, (d) there shall be a one-way link from the websites used by the LCD Retailer incorporating the Licensed Products and the Licensed Property to the appropriate MTVN website, (e) on-line orders for the Licensed Products shall only be fulfilled for orders placed within the Licensed Territory and (f) Licensee and the LCD Retailers shall not market, promote or advertise the Licensed Products, display or use the Licensed Property on any of its or their web sites, web pages or other electronic or digital media in any manner which is inconsistent with the requirements and required approvals of this

Agreement applicable to other media (e.g., paper, retail stores). In the event Licensee becomes aware of any violation or breach of any of the foregoing requirements by any LCD Retailers, Licensee shall immediately take action to correct and cure such violation or breach and if unable to do so within 30 days shall, unless specific written approval is obtained from MTVN, revoke and terminate such LCD Retailer from its designation and status as an “LCD Retailer” under this Agreement for all purposes.

Licensee covenants and agrees that it will use best efforts to ensure that the LCD Retailers are in compliance with the terms and conditions set forth above.

The “ INITIAL TERM”	The initial term of this Agreement shall commence on March 28, 2005 and continue through March 31, 2010.

The “RENEWAL TERM”

Solely if (1) Licensee has shipped a Sequel Title of the Licensed Product for video game systems (in accordance with Section (1) of the definition of Licensed Platforms) and (2) MTVN has received $650,000 in royalties from the sale of the Licensed Products, then Licensee shall have the option to extend this Agreement until December 31, 2012 (the “Renewal Option”). The Renewal Option shall be exercised by Licensee in writing no later than December 31, 2009 provided, however, that Licensee remits a payment to MTVN with such renewal notice in the amount of two-thirds of the royalties paid as of January 1, 2010 or $500,000, whichever is greater.

(The Initial Term and the Renewal Term collectively, the “Term”)

CURRENCY	U.S. Dollars.
LANGUAGE

English.

Licensee shall also have the right to localize the Licensed Products into foreign languages (i.e., translating/dubbing tracks contained in the Licensed Products) for those Licensed Territories in which the Licensed Product shall be sold; provided, however, that, without limiting any rights contained herein, MTVN shall have approval over the localized Licensed Products including, but not limited to, quality/identity (e.g., sound quality and identity of individual providing dubbing services) of such localized elements of the Licensed Product.

The “ROYALTY RATE”

Two percent of Net Sales (as defined in the annexed Additional Terms and Conditions) for all units of Licensed Products sold up to and including 200,000 units and seven percent of Net Sales thereafter.

“PRESENTATION DATE TO LICENSEE’S RETAILERS”	E3 Expo 2006.
“INITIAL SHIP DATE TO LICENSEE’S RETAILERS”

Licensee shall ship Licensed Products playable on the Playstation Portable Licensed Platforms no later than October 15, 2006 for Title One and for the Playstation III and/or Microsoft Xbox Platforms no later than October 31, 2009 for the Sequel Title.

“MARKETING PLANS”

Prior to the implementation of any marketing plans in connection with the release of a Licensed Product, MTVN shall have the opportunity to review and consult with Licensee regarding such marketing plans. As provided in Section 4(a) of the Additional Terms And Conditions, all marketing and promotional materials shall be subject to MTVN’s prior written approval, not to be unreasonably withheld or delayed.

“SOFTWARE DEVELOPER”

Licensee covenants and agrees that the Licensed Products shall be of at least the same quality to other first class products on the market. Additionally, MTVN shall have prior approval over the software developer Licensee desires to engage to develop the Licensed Products.

“LICENSED PRODUCT DISTRIBUTOR/CO-PUBLISHER”

Licensee covenants and agrees that it shall have entered into a written distribution agreement with a distributor/co-publisher for distribution of the Licensed Products, at least throughout North America, no later than March, 31 2006 for Title One, March 31, 2008 for a Sequel Title, if any and seven months prior to a mutually agreed ship date for all titles of Licensed Products to be sold during the Renewal Term, if any,. MTVN shall have prior approval over the identity of such distributor(s)/co-publisher(s) Licensee desires to engage to distribute, sell, market or advertise the Licensed Products.

“RIGHT OF FIRST NEGOTIATION FOR THE ‘BAM SHOW’ AND ‘THE NATURE SHOW (AKA WILDBOYZ)’ “

After the date of this Agreement, and continuing during the Initial Term, if MTVN desires, in its sole discretion, and owns and controls the right to license the right to manufacture, distribute, sell and advertise an interactive video gaming tangible good software product for use on the Licensed Platforms based on one or both of the television program franchises currently known as (1) The Bam Show and (2) The Nature Show (aka Wildboyz), to be aired domestically on the MTV: Music Television programming service ((1) and (2), collectively, the “Potential Licensed Programs”), then MTVN shall notify Licensee and Licensee shall have a right of first negotiation whereby the parties shall negotiate in good faith for a period of 30 days from the date of such notice (the “Negotiation Period”) regarding the terms and conditions of a potential license for the Potential Licensed Programs. Upon the expiration of the Negotiation Period, if the parties are unable to reach an agreement in good faith, then MTVN shall be free to offer such right to the Potential Licensed Programs to a third party.

“COPYRIGHT NOTICE”	“© _____ [Licensee to fill in year of publication] MTV Networks, a division of Viacom International Inc. All Rights Reserved.”
“TRADEMARK NOTICE”

“MTV JACKASS™“. Licensee shall also include the following notice on all materials set forth in Section 5(b) of The Additional Terms And Conditions in proximity to the Licensed Property. “MTV JACKASS” and all related titles and logos are trademarks of MTV Networks, a division of Viacom International Inc.

“RIGHTS AND CLEARANCES”

Licensee shall be solely responsible for all costs and expenses related to the Licensed Products including, but not limited to, third party clearances, in connection with the development, manufacture, packaging, duplication, marketing, distribution and sale of the Licensed Products. All applicable fees for talent and music relating to the Licensed Products (including, any guild, union and residual obligations, music synchronization fees and other audio and art costs including materials requested by Licensee that MTVN must create) shall be paid by Licensee.

“SERVICES OF JACKASS TALENT”

Licensee shall be solely responsible, at its sole cost and expense, to engage the Jackass Talent for all additional required services, if any, in connection with the Licensed Products including but not limited to the creation of the Licensed Products (e.g., voice over and motion capture sessions and activities) and in the advertising and promotional materials and activities related thereto; provided, however, that Licensee has obtained such rights pursuant to a separate agreement by and between Licensee and the Jackass Talent (the “Jackass Talent Services Agreement(s)”). Licensee covenants to obtain Jackass Talent Services Agreement(s), which shall be consistent with the terms and conditions of this Agreement. MTVN makes no representations or warranties of any nature whatsoever with respect to the services of the Jackass Talent, nor shall MTVN in any way be liable for the performance or non-performance by the Jackass Talent of its obligations under the Jackass Talent Services Agreement(s).

This Agreement includes the Additional Terms and Conditions, Exhibits A-F and Attachment A annexed hereto and made a part hereof. All capitalized terms in the Additional Terms and Conditions shall have the respective definitions as set forth in the Basic Provisions herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RED MILE ENTERTAINMENT, INC	MTV NETWORKS, a division of
Viacom International Inc.

By:/s/ Ed Roffman		By:/s/ Heidi Packer Eskenazi____
Name: Ed Roffman		Name: Heidi Packer Eskenazi
Title:	Chief Financial Officer	Title: Vice President, Licensing,
Merchandising & Interactive

ADDITIONAL TERMS AND CONDITIONS

ARTICLE 1.    LICENSE. MTVN hereby grants to Licensee, and Licensee hereby accepts, the exclusive right to incorporate the Licensed Property on the Licensed Products solely for the purpose of the manufacture, distribution, sale and advertisement of the Licensed Products through the Licensed Channels of Distribution in the Licensed Territory during the Term (the “License”) as specified in the Basic Provisions. Except as specifically set forth in the definition of Licensed Product Distributor/Co-Publisher contained in the Basic Provisions of this Agreement, Licensee shall not have the right to sublicense the rights granted hereunder.

ARTICLE 2.    RESERVATION OF RIGHTS. MTVN retains all rights not expressly granted hereunder including, but not limited to, the right to distribute and sell the Licensed Products through premium offers, combination and give-away sales, direct response, direct mail, home shopping type of networks, the on-line medium or any other non-traditional medium now known or hereafter invented, sales clubs, incentive programs, theme parks/ recreational attractions and activities, any MTVN or its affiliated companies’ retail outlets and the rights to the Licensed Property, and all names, trademarks and likenesses of characters which are used in connection with a motion picture or other theatrical or live stage presentation for all products, including the Licensed Products.

ARTICLE 3.	ROYALTIES, ACCOUNTING AND AUDIT.

(a)	COMPUTATION:

(i)        Royalties shall be payable by Licensee at the Royalty Rate set forth in the Basic Provisions on Net Sales of all Licensed Products. “Net Sales” shall mean gross sales less actual customary trade quantity discounts, and allowances, “Price Protection” (as hereafter defined) and returns, the aggregate of which shall not exceed fifteen percent of gross sales. Except for those expressly provided for in this Section 3(a)(i), there shall be no deductions of any sort or kind including, but not limited to, deductions for cash discounts, costs or expenses incurred in the manufacture, distribution, sale or advertisement of the Licensed Products, or for uncollected bills. “Price Protection” shall mean if the manufacturer’s suggested retail price (“MSRP”) of a Licensed Product is lowered by Licensee due to slower sales, then instead of a retailer returning the originally priced Licensed Products to Licensee and repurchasing the lower priced Licensed Products, the retailer sells the originally priced Licensed Products already in stock and receives a rebate from Licensee proportionate to the change in the MSRP).

(ii)       Royalty obligations shall accrue upon the sale of the Licensed Products. A Licensed Product is considered “sold” when it is invoiced, shipped, or paid for, whichever event occurs first.

(iii)      In the event that Licensed Products are sold to any party affiliated, controlled, or in any way related to Licensee at a special price lower than the average price charged to other parties, the royalty payable to MTVN shall be based upon said average price.

(b)	TAXES.

(i)        Licensee shall make all payments due hereunder free and clear of any and all taxes, duties, imports or similar charges (other than as set forth below).

(ii)       All amounts payable to MTVN shall be subject to all laws, regulations and tax treaties now or hereafter in existence, which require the reporting and/or deduction of withholding taxes from payments made to MTVN under this Agreement. In the event that a reduced withholding rate is appropriate under the applicable income tax treaty, Licensee shall report or deduct such withholding taxes from the payment hereunder to MTVN at such reduced rate (including, but not limited to, a zero rate of tax) pursuant to the applicable income tax treaty.

(iii)      Licensee shall have the right to make such reportings and/or deductions in accordance with such laws, regulations and tax treaties, and the payment and/or reporting thereof to the governmental agency concerned in accordance with such laws, regulations and tax treaties shall constitute payment hereunder to MTVN. Licensee’s right to withhold under this Section 3(b) is conditioned upon Licensee furnishing MTVN with official tax receipts, certificates or other documentation with respect to withholding taxes so reported and/or deducted within a reasonable period of time of such report and/or deduction. If Licensee fails to provide MTVN with such documentation, then all payments due under this Agreement shall be gross amounts payable without set-off or counterclaim, free and clear of any withholdings or deductions of any kind.

(c)	PAYMENTS:

(i)        Royalties shall be payable on a quarterly basis throughout the Term, within 45 days after the close of each respective quarter. Quarters shall be based on a standard calendar year. Licensee may maintain a reasonable reserve of royalties otherwise due hereunder in respect of returns, which in no event shall exceed fifteen percent (15%) of gross sales for such quarter; provided, however, that each such reserve of royalty payments shall be liquidated and processed based on actual returns received by Licensee, no later than the end of the second following quarter, and shall be payable to MTVN within 45 days thereafter.

(ii)	All payments and Quarterly Reports to MTVN hereunder shall be payable in US Dollars and sent via wire transfer to the following address:

The Chase Manhattan Bank New York, NY

ABA# 021-000021

For Credit to: MTV Networks

A/C No. 910-2-735462

Reference: Either Invoice or Contract Number and Company Name.

With a copy of such Quarterly Report to the Vice President, Program Enterprises, MTV: Music Television at the address specified in Article 16.

(iii)       All payments past due shall be subject to a late charge of one percent per month (or the highest rate allowed by law if lower), from the date such payments were due.

(d)	ACCOUNTING:

(i)        Once the first Licensed Product has sold, within 45 days after the close of each quarter, Licensee shall furnish to MTVN complete and accurate statements of its sales of Licensed Products and royalties due MTVN, in the form annexed hereto as Exhibit A and Exhibit B (the “Quarterly Reports”). Quarterly Reports shall be furnished whether or not Licensee has actual royalties to report for any quarter. All Quarterly Reports shall be signed and certified as correct by an officer of Licensee. Acceptance by MTVN of royalty payments and Quarterly Reports shall not preclude MTVN from questioning the accuracy thereof.

(ii)       The Quarterly Reports shall be broken down by country and all sales shall be stated in the currency of the country where they were made. Each Quarterly Report shall also include the United States currency equivalent of each local currency figure in such Quarterly Report and the exchange rate applied. All payments shall be in United States currency drawn on a United States bank

(e)	AUDIT:

(i)        Licensee shall keep accurate books of account and records at its principal place of business of all transactions relating to, or affecting, this Agreement, during the Term and for a period of three years thereafter. MTVN, or its representative, shall have the right during reasonable business hours to examine and verify Licensee’s physical inventory of the Licensed Products as well as Licensee’s books of accounts and records, and to make copies and extracts thereof.

(ii)       In the event that an audit by MTVN discloses an underpayment in royalties due MTVN, Licensee shall promptly pay MTVN such discrepancy plus a late charge of one percent per month (or the highest rate allowed by law if lower), from the day such payments were due. If such audit discloses a discrepancy of five percent or more for any quarter and the underpayment is greater than one thousand dollars, Licensee shall also reimburse MTVN for all reasonable costs, fees and expenses, incurred by MTVN in connection with the audit.

ARTICLE 4.	QUALITY, SAMPLES, APPROVALS AND SUPPLIERS/MANUFACTURES.

(a)       The quality and style of all Licensed Products, and the manner in which the Licensed Property may appear on the Licensed Products and on or in any packaging, promotional materials, labels, advertising, publicity and display materials of any kind and in any medium which are used in connection with the Licensed Products are subject to MTVN’s prior approval and shall be in full conformity with all applicable laws and regulations.

(b)       At each milestone stage of development or production and prior to manufacture, Licensee shall promptly provide MTVN with two copies of the milestone stages of development for each Licensed Product and all related materials (each an “Approval Item”) as set forth in the Attachment A, for MTVN’s approval, which may be withheld in MTVN’s sole discretion. However, once MTVN provides approval of concepts for Approval Items in any milestone stage of development, MTVN may not rescind such approvals; provided, however, that Licensee acknowledges and agrees that any such approval shall not limit MTVN’s right to subsequently disapproves, in its sole discretion, said Approval Items that are consistent with approved concepts but are nonetheless unsatisfactory to MTVN in other ways (e.g., poor quality artwork). MTVN shall advise Licensee in writing of its approval or disapproval of each Approval Item within 10 business days. No Approval Item shall be deemed approved unless and until MTVN has given its written approval. Licensee shall be permitted to proceed beyond any development or production stage where approval is required without first securing such approval solely if, upon MTVN’s notification to Licensee, Licensee makes all required corrections, changes and alterations, as directed by MTVN, and Licensee is responsible for all costs and expenses associated with making such corrections, changes and alterations necessary to comply with those unsatisfactory elements as identified by MTVN. In connection with the submission of Approval Items by Licensee for MTVN’s approval, Licensee shall submit to MTVN a completed copy of the Licensed Product Approval Form provided by MTVN as Exhibit C. Once an Approval Item has been approved, Licensee shall not depart therefrom. Approval by MTVN shall not relieve Licensee of any of its agreements, indemnities and warranties hereunder.

(c)       Licensee shall promptly reimburse MTVN for any and all costs of artwork and other creative materials prepared by MTVN in connection with the Licensed Products.

(d)       Concurrently with the initial shipment of each Licensed Product, Licensee shall furnish to MTVN, at no cost to MTVN, 50 samples of each English language version of the Licensed Product and five samples of each localized/foreign language version of the Licensed Product and each subsequent year of the Term, 25 samples of each English language version of the Licensed Product provided such version of the Licensed Product is still being manufactured and shipped. Any Licensed Products requested by MTVN in excess of the foregoing amounts shall be made available to MTVN at Licensee’s cost unless such requested amounts exceed 250 units or the Licensed Products are for resale in which case such Licensed Products shall be made available to MTVN at Licensee’s or the Licensed Product Distributor/Co-Publisher’s, as applicable, best wholesale price.

(e)       During the Term, Licensee shall permit representatives selected by MTVN access to Licensee’s or the Licensed Product Distributor/Co-Publisher’s, as applicable, floor stock for sampling purposes at any time during normal business hours upon reasonable notice.

(f)        At any time during the Term, and for a period of one year thereafter, upon MTVN’s request therefor, Licensee shall provide MTVN with a listing of the names and addresses of Licensee’s third party manufacturers on the Approval of Manufacturer Form attached hereto as Exhibit D, and, if additionally requested by MTVN, a copy of Licensee’s agreement with any such manufacturer, unless Licensee is specifically precluded from providing such agreement pursuant to confidentiality restrictions. If such manufacturer utilizes the Licensed Property for any unauthorized purpose, Licensee shall ensure that such utilization is immediately halted.

(g)       From time to time, upon MTVN’s reasonable request, Licensee shall include certain materials provided by MTVN relating to MTVN’s programs, programming services, or ancillary businesses in the packaging of the Licensed Products; provided, however, that the cost of such materials and their inclusion are borne by MTVN.

ARTICLE 5.	MARKINGS.

(a)       Licensee shall affix the Copyright and Trademark Notices set forth in the Basic Provisions to all Licensed Products and to all packaging, labels, promotional, advertising, publicity, and display materials used in connection therewith, in accordance with instructions from MTVN. Except for Licensee’s name, “Fluent Entertainment Inc.”, Licensee’s interactive gaming brand “Adrenalife” and the Licensed Product Distributor/Co\Publisher’s name, no Licensed Products, or related materials, shall contain any other copyright, trademark or trade name unless Licensee has obtained MTVN’s prior consent. MTVN may at any time require an addition to or change of the Copyright and Trademark Notices, effective not less than 30 days after receipt by Licensee of notice thereof; provided, however, that Licensee shall have the right to continue to distribute any inventory already manufactured at the time of such notice. Licensee shall fully cooperate with MTVN in connection with MTVN’s obtaining or maintaining copyright and/or trademark protection for the Licensed Property in MTVN’s name.

(b)       Licensee shall affix to the Licensed Products and all packaging, labels, promotional materials, advertising, publicity, and display materials used in connection therewith, any other legends, markings and notices required by any law or regulation in the Licensed Territory or which MTVN reasonably may request.

(c)       Licensee acknowledges and agrees that it shall provide a credit to any third party creators of any Licensed Properties, as directed by MTVN, on the Licensed Products or packaging or other materials related thereto.

ARTICLE 6.	OWNERSHIP.

(a)       As between MTVN and Licensee, all right, title and interest in and to the Licensed Property shall be and remain the sole and complete property of MTVN. Licensee recognizes the value of the goodwill associated with the Licensed Property, that the Licensed Property has secondary meaning in the mind of the public, and that the trademarks and copyrights in the Licensed Property, and any registrations therefor, are good and valid. All use by Licensee of the Licensed Property shall inure to the benefit of MTVN. Licensee shall not, during the Term or thereafter, contest or assist others to contest, MTVN’s rights or interests in the Licensed Property or the validity of this License. Licensee shall not seek any copyright or trademark registration for the Licensed Property.

(b)       Any copyright, trademark, or other proprietary rights owned by Licensee and heretofore used by it, which are used in connection with the Licensed Products as approved by MTVN pursuant to Section 5(a) above, shall continue to be owned by Licensee and shall not become the property of MTVN.

(c)       All right, title, or interest in or to any copyright, trademark, or other proprietary rights that come into existence during the Term as a result of the exercise by Licensee of any right granted to it hereunder, shall immediately and automatically vest in MTVN.

(d)       Except as otherwise provided, all materials that come into existence during the Term, including, but not limited to, art work and designs, packaging, labels, and promotional, advertising, publicity, and display materials used in connection with the Licensed Products shall be deemed “works made for hire” for MTVN within the meaning of the U.S. Copyright Law. To the extent that any such work does not so qualify, for the consideration set forth herein, Licensee hereby irrevocably and absolutely assigns to MTVN all rights throughout the universe in perpetuity in all media now known or hereafter developed including, but not limited to, the copyright and any extensions and renewals thereof and the trademarks and the goodwill associated therewith.

(e)       Licensee agrees to execute and deliver to MTVN any documents which MTVN may reasonably request to confirm MTVN’s ownership of its rights hereunder. Licensee hereby irrevocably appoints MTVN as its attorney-in-fact coupled with an interest to sign any such documents in Licensee’s name.

(f)        At MTVN’s request, Licensee shall be obligated to obtain written assignments of copyright in favor of MTVN in respect of any artwork or other copyrightable subject matter developed in connection with the Licensed Property on the Licensed Products, in the form attached hereto as Exhibit E.

ARTICLE 7.    INFRINGEMENTS. Licensee shall promptly notify MTVN of any apparently unauthorized use or infringement by third parties of any rights granted to Licensee herein, and at MTVN’s expense, shall cooperate fully in any action at law or in equity undertaken by MTVN with respect to such unauthorized use or infringement. Licensee shall not institute any suit in connection with any apparently unauthorized use or infringement without first obtaining the consent of MTVN to do so, and MTVN shall have the sole right to determine whether or not any action shall be taken on account of any such unauthorized uses or infringements.

ARTICLE 8.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS.

(a)	Licensee represents, warrants, and undertakes as follows:

(i)	It is free to enter into and fully perform this Agreement;

(ii)       All ideas, creations, designs, materials and intellectual property furnished by Licensee in connection with the Licensed Products shall be Licensee’s own and original creation or fully licensed by Licensee including, but not limited to, Licensee’s interactive gaming brand “Adrenalife”

(iii)      The Licensed Products and all materials used in connection therewith shall be of the highest standard reasonably suitable for goods of the type of the Licensed Products. The Licensed Products will be safe for use by consumers and will comply with all applicable governmental rules, guidelines, codes, regulations, and warranties (express or implied) including, without limitation, those contained in the Child Safety Protection Act and/or adopted by the Consumer Product Safety Commission;

(iv)      The Licensed Products shall be manufactured, distributed, sold and advertised in accordance with all applicable federal, state and local laws including but not limited to all applicable labor laws and regulations and in a manner that will not reflect adversely upon MTVN, and shall not infringe upon or violate any rights of any third parties;

(v)       Licensee shall use its best efforts to obtain maximum sales of the Licensed Products in the Licensed Territory during the Term;

(vi)      Licensee has obtained or shall obtain all required authorizations, approvals, licenses, or permits from all government authorities in order for it to enter into and perform its obligations pursuant to this Agreement;

(vii)     Licensee shall not sell, distribute, market or permit any third party to sell, distribute or market any Licensed Products which are damaged, defective, “seconds” or otherwise fail to meet the specifications quality or notice approval requirements contained hereunder; and

(viii) Licensee shall ensure that the Software Developer and the Licensed Product Distributor/Co-Publisher comply with the terms and conditions of this Agreement.

(b)	MTVN represents, warrants, and undertakes as follows:

(i)	It is free to enter into and fully perform this Agreement; and

(ii)       The Licensed Property is original to and the sole property of MTVN, and does not infringe upon or violate any copyright, trademark or proprietary right of any third party.

ARTICLE 9.	INDEMNITIES.

(a)       Licensee shall at all times indemnify and hold MTVN, its officers, directors and employees harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or relating to any breach or alleged breach by Licensee of any representation, warranty or undertaking made herein, or out of any defect (latent or patent) in the Licensed Products; provided, however, that MTVN shall give prompt notice, cooperation and assistance to Licensee relative to any such claim or suit, and provided further that no settlement of any such claim or suit shall be made without the prior consent of MTVN.

(b)       MTVN shall at all times indemnify and hold Licensee, its officers, directors and employees harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or relating to any breach or alleged breach by MTVN of any representation, warranty or undertaking made herein; provided, however, that Licensee shall give prompt notice, cooperation and assistance to MTVN relative to any such claim or suit, and provided further that MTVN shall have the option to undertake and conduct the defense and/or settlement of any such claim or suit so brought and that no settlement of any such claim or suit is made without the prior consent of MTVN.

ARTICLE 10.   INSURANCE. Licensee shall obtain and maintain at its own cost and expense from a qualified insurance company, separate polices for (a) standard Product Liability Insurance and (b) standard Errors and Omissions Insurance, both naming MTVN as an additional named insured, with respect to all Licensed Products manufactured hereunder, whether sold during the License Term or thereafter. The Product Liability Insurance shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof during the License Term and thereafter. The amount of coverage for each policy shall be $3,000,000 per occurrence. The policies shall provide for 10 days notice to MTVN from the insurer pursuant to Article 16, in the event of any modification, cancellation or termination thereof. Licensee agrees to furnish MTVN a Certificate of Insurance evidencing same prior to the final execution of this Agreement which shall be attached hereto as Exhibit F. In no event shall Licensee manufacture, distribute or sell the Licensed Products prior to receipt by MTVN of such evidence of insurance.

ARTICLE 11.	DEFAULT.

(a)       Upon the occurrence of any of the following events (each of which is a “Default”), then in addition and without prejudice to any rights which it may have at law, in equity or otherwise, MTVN shall have the right to terminate this Agreement, to delete from this Agreement any elements of the Licensed Property or any Licensed Products and/or to require the immediate payment of any royalties due or to become due hereunder:

(i)        Licensee fails to meet the Presentation Date To Licensee’s Retailers or the Initial Ship Date To Licensee’s Retailers of the Licensed Products;

(ii)       Licensee fails to actively manufacture, advertise, distribute or sell the Licensed Products;

(iii)      Licensee fails to make a payment or furnish a Quarterly Report in accordance herewith and does not cure such failure within 15 days after notice thereof;

(iv)      Licensee fails to comply with the approval, quality, and safety requirements hereunder and/or the Licensed Products do not comply with such requirement and/or the Licensed Products are the subject matter of adverse or negative publicity due to such failure;

(v)       Licensee fails to comply with any other of Licensee’s material obligations hereunder or breaches any warranty or representation made by it hereunder and does not cure such failure or breach within 15 days after notice thereof;

(vi)      Licensee sells or otherwise disposes of all or substantially all of its business or assets to a third party, or control or ownership of Licensee is changed or transferred in contravention of Article 25;

(vii)     Licensee sells or causes others to sell the Licensed Products outside the Licensed Channels of Distribution or outside the Licensed Territory;

(viii)    Licensee fails to obtain or maintain insurance in the amount of the type provided for herein;

(ix)       Licensee contests or assists others to contest MTVN’s rights or interests in the Licensed Property or the validity of this License; or

(x)       Licensee fails to enter into a written distribution agreement for the Licensed Products by in accordance with the definition of Licensed Product Distributor/Co-Publisher.

(xi)      Licensee fails to comply with any provision of any other agreement between Licensee and MTVN.

(b)       In the event that the Licensed Products pose a safety threat to the consumer, or are the subject of a claim or inquiry by the Consumer Product Safety Commission or the Child Safety Protection Act or any other person, agency or commission because of quality and/or safety concerns, and/or labeling or are the subject of negative publicity due to poor quality and/or safety of the Licensed Products, Licensee shall, upon MTVN’s reasonable request, immediately recall such Licensed Products from the market place, and take any other measures MTVN may reasonably demand.

(c)       If a petition in bankruptcy is filed by or against Licensee, or Licensee is adjudicated bankrupt, which is not dismissed within 30 days, or Licensee makes any assignment for the benefit of creditors or becomes insolvent, is placed in the hands of a trustee or receiver, fails to satisfy any judgment against it or is unable to pay its debts as they become due, whichever is sooner, this License shall automatically terminate forthwith without any notice whatsoever. Upon such termination for any reason under this Section 11(c) Licensee, its receiver, representatives, trustees, agents, administrators, successors and assigns shall have no further rights hereunder, and neither this License nor any right or interest herein shall be deemed an asset in any insolvency, receivership or bankruptcy.

ARTICLE 12.               FORCE MAJEURE. In the event that Licensee is prevented from manufacturing, distributing or selling the Licensed Products because of any act of God; unavoidable accident; fire; epidemic; strike, lockout, or other labor dispute; war, riot or civil commotion; act of public enemy; enactment of any rule, law, order or act of government or governmental instrumentality (whether federal, state, local or foreign); act of terrorism; or other cause of a similar or different nature beyond Licensee’s control, and such condition continues for a period of 60 days or more, either party hereto shall have the right to terminate this Agreement effective at any time during the continuation of such condition by giving the other party at least 30 days notice to such effect. In such event, the royalties on sales theretofore made shall become immediately due and payable and this Agreement shall be automatically terminated.

ARTICLE 13.	EFFECT OF EXPIRATION OR TERMINATION.

Upon the expiration or termination of this Agreement for any reason, all rights granted to Licensee herein shall forthwith revert to MTVN, with the following consequences:

(a)       No portion of any prior payments shall be refundable to Licensee, and any and all payments due or to become due, including any royalties shall be immediately due and payable.

(b)       After the expiration or termination of this Agreement, Licensee shall not manufacture, advertise, distribute or sell the Licensed Products containing or including the Licensed Property or any product which may infringe upon MTVN’s proprietary rights, or use any name, logo or design which is substantially or confusingly similar to the Licensed Property on any product in any place whatsoever. Licensee shall promptly deliver to MTVN a statement indicating the number of Licensed Products then currently on hand or in the process of being manufactured. MTVN shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and statement. Except as provided in Section 13(c), such inventory shall at MTVN’s option, be destroyed by Licensee or purchased by MTVN at Licensee’s cost of manufacture. Disposition of any plates, molds, forms, lithographs and other material relating to the Licensed Products then remaining on hand shall be subject to notice from MTVN to Licensee either to destroy the Licensed Products or to deliver the same to MTVN or its designee. In the event that MTVN requests Licensee to destroy its inventory, the Licensed Property or materials relating thereto, MTVN may require Licensee to deliver to MTVN an affidavit by an officer of Licensee, attesting to such destruction in such form as MTVN may in its sole discretion require.

(c)       Upon the expiration of this Agreement, so long as Licensee is not in default at the time of expiration, Licensee may continue to sell the Licensed Products, previously manufactured and on hand, on a non-exclusive basis during a period of 90 days thereafter, subject to all of the terms and conditions contained in this Agreement; provided, however, that: (i) the Licensed Products shall be sold in the ordinary course of business at prices not lower than the prevailing wholesale price or prices charged by Licensee during the 90 day period immediately preceding the expiration of this Agreement, (ii) no new Licensed Products are manufactured during such sell-off period and (iii) MTVN is paid its then existing Royalty Rate on all Licensed Products sold during the sell-off period.

ARTICLE 14. CONFIDENTIALITY. Each of Licensee and MTVN may, from time to time, be exposed to and will be furnished with certain information, relating to the other’s plans for certain productions and businesses, which are confidential. Each of Licensee and MTVN shall keep confidential and not reveal or disclose any of said information, material or data to any third party or the terms of this Agreement, or any agreement Licensee enters into pursuant to this Agreement during the Term or thereafter. Neither Licensee nor MTVN shall disclose or make known to anyone outside of Licensee or MTVN, as applicable, directly or indirectly, the interest of the other in this Agreement or the terms of this Agreement. It is acknowledged and agreed that Licensee shall have the right to disclose the existence of this Agreement, but no financial or any other terms and conditions of this Agreement, for the purposes of obtaining a Software Developer, a Licensed Product Distributor/Co-Publisher and to other third parties as required by Licensee to perform under this Agreement. The provisions of this Article 14 shall not apply to information which is (a) or becomes publicly available, (b) required to be disclosed pursuant to a court order or applicable law, rules or regulations or (c) independently developed by the disclosing party.

ARTICLE 15. PRESS RELEASES/PUBLIC STATEMENTS. Licensee shall make no public statements or issue any press releases regarding this Agreement, or the Licensed Products, without the prior consent of MTVN. Notwithstanding the foregoing, Licensee shall have the right to discuss the Licensed Products in the ordinary course of business to effectuate the terms and conditions of this Agreement (e.g., presenting the Licensed Products at E-3).

ARTICLE 16. NOTICES. All notices, requests, approvals, consents and other communications required or permitted under this Agreement, except for payments, shall be in writing and shall be sent by facsimile to the facsimile number specified below. A copy of any such notice shall also be personally delivered, sent by mail or overnight courier delivery service with the capacity to verify receipt of delivery on the date such notice is transmitted by telecopy to the addresses specified below.

If to MTVN:

MTV Networks, a division of Viacom International Inc.

Attention: Ms. Heidi Packer Eskenazi, Vice President, Licensing, Merchandising & Interactive

1515 Broadway

New York, New York 10036-5797

Telephone: (212) 846-7145

Telecopy:	(212) 846-7908

With a copy to:

MTV Networks, a division of Viacom International Inc.

Attention: Ms. Hillary Cohen, Director, Business & Legal Affairs

1515 Broadway

New York, New York 10036-5797

Telephone: (212) 846-6758

Telecopy:	(212) 846-1992

If to Licensee:

Red Mile Entertainment, Inc.

Attention: Mr. Ed Roffman, Chief Financial Officer

4000 Bridgeway

Suite 101, Sausalito, CA 94965

Telephone: (415) 819-0919

Telecopy:	(415) 339-4249

Receipt of such notice, request, approval, consent or other communication shall be deemed conclusively made (a) if personally delivered, at the time of delivery or (b) if mailed or sent by overnight courier service, upon receipt thereof. In any event, action or proceeding, service of process upon Licensee may be accomplished by sending such process in the manner specified herein for the giving of notice to Licensee. Either party may change its address or facsimile number for notification purposes by giving the other party notice of the new address or facsimile number and the date upon which it will become effective.

ARTICLE 17. GOVERNING LAW. This Agreement and all questions arising hereunder shall be governed by, and construed in accordance with, the laws and decisions of the State of New York without giving effect to the principles thereof relating to conflicts of law. Each of the parties hereto (a) irrevocably agrees that the federal courts of the Southern District of New York and the New York State courts shall have sole and exclusive jurisdiction over any suit or other proceeding arising out of or based upon this Agreement, (b) submits to the venue and jurisdiction of such courts and (c) irrevocably consents to personal jurisdiction by such courts.

ARTICLE 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

ARTICLE 19. RELATIONSHIP. Nothing herein contained shall be construed to constitute a partnership or joint venture between the parties hereto, and neither Licensee nor MTVN shall be bound by any representation, act or omission of the other.

ARTICLE 20. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement shall remain in full force and effect.

ARTICLE 21. WAIVER. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by either party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

ARTICLE 22. ENTIRE AGREEMENT. This Agreement, and any Exhibits attached hereto, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings, or agreements between the parties relative to such subject matter.

ARTICLE 23. AMENDMENTS. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless made in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced.

ARTICLE 24. SURVIVAL. The terms of Article 3, Section 4(f), Article 6, Article 8, Article 9, Article 10, Article 13, Article 14, Article 15, Article 17, this Article 24, Article 25, and Article 27 shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 25. ASSIGNMENT This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns, except that neither this Agreement nor Licensee’s rights or obligations hereunder shall be assigned or transferred by Licensee without the prior consent of MTVN and any attempted assignment without such consent shall be void ab initio and of no force and effect; provided, however, that no consent shall be necessary from MTVN in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by Licensee or assignment to an entity under common Control with, Controlled by or in Control of Licensee so long as such assignment is not to a Restricted Entity. In addition, Licensee shall not pledge this Agreement, or any of its rights hereunder, as security or collateral to any third party unless (a) MTVN grants its prior approval which may be withheld in its sole discretion as to the identity of such lender, (b) such lender takes its interest subject to the terms and conditions of this Agreement and confirms in writing to MTVN that it shall agree to be bound by the terms and conditions of this Agreement and (c) such lender cannot assign this Agreement in the event of a default of a Licensee obligation to lender. “Control” means any person or entity that, directly or indirectly, (i) owns more than 50% of the outstanding voting securities or equity interests in an other entity or (ii) possesses the power to direct or cause the direction of the management and policies of an other entity, whether through the ownership of voting securities or equity, by contract or otherwise. “Restricted Entity” means any competitor of MTVN or an entity that does not have capitalization and funding sources at least equal to or greater than that of Licensee immediately prior to any such proposed assignment and in the case of a change of Control of Licensee, causes the capitalization and funding of Licensee to be worse than that of Licensee immediately prior to the proposed change of Control.

ARTICLE 26. CONSENTS, APPROVALS AND REQUESTS. Except as specifically set forth in this Agreement, all consents, requests and approvals to be given by either party under this Agreement shall be (a) in writing and (b) not be unreasonably withheld. Each party shall make only reasonable requests under this Agreement.

ARTICLE 27. THIRD PARTY BENEFICIARIES. Each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than MTVN and Licensee.

END OF ADDITIONAL TERMS AND CONDITIONS